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                                                                    EXHIBIT 10.5

                       [SKYSTREAM CORPORATION LETTERHEAD]


June 12, 1997



Mr. James D. Olson
9 Ashdown Place
Half Moon Bay, CA 94019

Dear Jim:

On behalf of the Board of Directors of SkyStream Corp. (the "Company"), I am pleased to offer you the position of President, Chief Executive Officer and Member of the Board of Directors, commencing on or before July 10, 1997. Your base salary will be $14,583.33 per month ($175,000.00 on an annualized basis), which will be paid in accordance with the Company's normal payroll procedures. You will also receive an annual bonus based on meeting objectives defined by you and agreed upon by the Company's Board of Directors. Your targeted bonus for meeting these objectives will be $100,000.00. We expect that your objectives will include, but will not be limited to, revenue and profit targets. Your base salary and bonus will be reviewed annually by the Board of Directors or compensation committee. As an employee of the Company you will be eligible to participate in benefits generally provided by the Company to its employees.

At its next meeting, the Company's Board of Directors will grant you the right to purchase 1,092,500 shares of Common Stock at the fair market value ($0.10 per share) for such shares pursuant to the Company's Stock Option Plan, including the standard vesting provision thereunder. At your option, you may select to exercise your stock options subject to a company Repurchase Right
(the "Repurchase Right"), that would lapse on the same schedule that the stock options would normally vest. If you elect to exercise your options subject to the Repurchase Right the purchase price of the Common Stock may be financed with a full recourse promissory note (the "Note") payable to the Company. The Note shall bear interest at the minimum rate allowable to avoid imputation of interest (currently 6.8 percent) compounded annually. Interest shall be forgiven annually as long as you remain employed by the Company, with the amount of such forgiveness grossed up for federal and state income tax purposes. The Note shall be due and payable upon the earlier of (i) five years from the date of the Note, or (ii) 90 days after the termination of your employment with the Company. In addition, the proceeds from any sale by you of any shares of Common Stock of the Company shall be applied to repay the Note.
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MR. JAMES D. OLSON                                                 JUNE 12, 1997


Your employment with the Company is "at will" and may be terminated by you or by the Company at any time, with or without cause (as defined below). If, however, the Company decides to terminate your employment for reasons other than cause, the Company shall pay you all compensation (including base salary and bonus) due to you at the date of termination and continue to pay you in equal installments, an amount equal to the sum of your then current base salary for a period of six
(6) months from the date of termination. During such period, you shall continue to vest your stock options and be entitled to participate in the Company's employee health, medical, and other benefits on the same basis as if you were an employee. If in the first year of your employment, the Company is acquired or sold, and, as a result of such acquisition you are involuntarily or constructively terminated without cause, you will nonetheless vest an aggregate of 25 percent of your stock options, or, in the case of a Repurchase Right, an aggregate of 25 percent of the Company's Repurchase Right will lapse.

In the event your employment is terminated for cause, you will be entitled to any unpaid salary and bonus (if any) due to you pursuant to this agreement through the date of termination and you will be entitled to no other compensation from the Company. "Cause" shall mean (i) willful and repeated failure to comply with the lawful written directions of the Company's Board of Directors, (ii) gross negligence or willful misconduct in the performance of duties for the Company, (iii) commission of any act of fraud, or (iv) conviction of a felony involving morale turpitude causing material harm to the reputation of the Company, in each case as determined in good faith by the Company's Board of Directors.

For the purpose of compliance with federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to the Company within three business days of your hire date or your employment relationship may be terminated. In addition, as a condition of your employment, you will be required to sign our standard Proprietary Information Agreement.

To indicate your acceptance of the Company's offer, please sign and date this letter below and return it to me; a duplicate original is enclosed for your records. This letter and the Proprietary Information Agreement set forth the terms of your employment with the Company and supersede any prior representation or agreement, whether written or oral. This letter may not be modified or amended except by a written agreement signed by a representative of the Company and by you.

Jim, we are all very excited about your joining SkyStream Corp. We believe that with your background and accomplishments you are the right person to lead our team to high levels of success. The video networking and distribution market
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MR. JAMES D. OLSON                                                 JUNE 12, 1997


will explode in the coming decade and we look forward to exploiting that opportunity with you at SkyStream.


Very truly yours,


SKYSTREAM CORP.


/s/ GEOFFREY Y. YANG
-----------------------------
Geoffrey Y. Yang
For the Board of Directors



                                    Accepted and agreed to by:



                                    /s/ JAMES D. OLSON
                                    -----------------------------
                                    Mr. James D. Olson

                                    June 13, 1997
                                    -----------------------------
                                    Date


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Enclosure: Duplicate Original Letter